Exhibit - Item 28(p)

AMENDED CODE OF ETHICS

PERMANENT PORTFOLIO FAMILY OF FUNDS

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

600 Montgomery Street, 41st Floor

San Francisco, California 94111

Adopted by Pacific Heights Asset Management, LLC

Adopted March 20, 2005

as amended September 3, 2009

Adopted by the Board of Trustees

Permanent Portfolio Family of Funds

September 21, 2015

SECTION I

INTRODUCTION

This Code of Ethics (“Code”) is an integral part of the efforts of Permanent Portfolio Family of Funds (“Trust”) and its investment adviser, Pacific Heights Asset Management, LLC (“Pacific Heights”), to prevent fraud resulting from personal trading in securities by their affiliated persons.

Rule 17j-1 (“Rule”), adopted by the Securities and Exchange Commission (“Commission”) under the Investment Company Act of 1940, as amended (“1940 Act”), prohibits fraudulent, deceptive or manipulative practices by affiliated persons of the Trust and Pacific Heights in connection with their personal transactions in securities held or to be acquired by a portfolio (“Portfolio”) of the Trust. The Rule requires the Trust and Pacific Heights to adopt a written code of ethics containing provisions reasonably necessary to prevent its “Access Persons” (defined below) from engaging in any act, practice or course of business prohibited by Section 17(j) of the 1940 Act and the Rule. The Rule further requires that the Trust and Pacific Heights use reasonable diligence, and institute procedures reasonably necessary to prevent violations of such code.

Similarly, Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), requires Pacific Heights to adopt and enforce a written code of ethics that meets the substantive requirements of that rule.

The following general fiduciary principles shall govern personal investment activities and the interpretation and administration of the Code:

•	The interests of the Trust’s shareholders must be placed first at all times;

•

All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Persons covered by the Code should not take inappropriate advantage of their positions; and

•	Persons covered by the Code, including Supervised Persons, must comply with applicable federal securities laws.[1]

[1]

Federal securities laws means the Securities Act of 1933, as amended (“1933 Act”), the Securities Exchange Act of 1934, as amended (“1934 Act”), the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

The Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield persons covered by the Code from liability for personal trading or other conduct that violates a fiduciary duty to Trust shareholders.

If you have any questions concerning a proposed course of action that may present a conflict of interest, you should contact the Trust’s Chief Compliance Officer (“CCO”). If you are aware of any violation or suspected violation of the Code, you must promptly report it to the CCO.

SECTION II

DEFINITIONS

For purposes of the Code, the following definitions shall apply:2

“Access Person” means the following: (a) with respect to Pacific Heights: (i) any director, officer or general partner (or equivalent) of Pacific Heights; or (ii) any of its Supervised Persons (A) who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund or (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public; and (b) with respect to the Trust: (i) any trustee, officer or general partner (or equivalent) of the Trust or Pacific Heights; or (ii) any Advisory Person of the Trust or Pacific Heights. The COE Administrator will maintain a current and complete list of all Access Persons of the Trust and Pacific Heights. Such list is attached hereto as Appendix A.

“Advisory Person” means: (a) any employee of the Trust or of Pacific Heights (or any trustee, director, officer, general partner (or equivalent) or employee of any company in a control relationship to the Trust or Pacific Heights) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Portfolio of the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Trust or to Pacific Heights who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Covered Security by a Portfolio of the Trust. A person does not become an Advisory Person merely by the fact that he or she normally assists in the preparation of public reports, or receives public reports of the Trust, but does not receive information as to current recommendations or trading of the Trust. Nor does a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge, make such a person an Advisory Person.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

[2]	All such terms shall be construed in a manner consistent with the definitions thereof contained in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.

“Beneficial Ownership” for purposes of the Code is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the 1934 Act. A person is deemed to have “beneficial ownership” of any security in which he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. A person is presumed to have “beneficial ownership” of securities held by members of his or her Immediate Family, by a partnership for which he or she is the general partner or any other entity he or she controls, by a trust for which he or she is a trustee or beneficiary sharing investment control, or by a revocable trust for which he or she is the settlor.

“COE Administrator” shall mean the person charged with the responsibility at any given time to perform the duties assigned to the COE Administrator as set forth in the Code and any other duties assigned in writing by the Trust or Pacific Heights in connection with administration of the Code (other than those duties specifically assigned under the Code to the CCO). A person may be designated by the Trust or Pacific Heights as the COE Administrator (or the CCO may serve as the COE Administrator). The COE Administrator may delegate certain functions as appropriate.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Covered Security” means any security as defined in Section 2(a)(36) of the 1940 Act, except: (a) direct obligations of the Government of the United States; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments (debt instruments with a maturity at issuance of less than three hundred and sixty-six (366) days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization); (c) repurchase agreements covering any of the foregoing; and (d) shares issued by registered open-end investment companies which are not Reportable Funds.

“Immediate Family” for purposes of determining Beneficial Ownership, includes all family members sharing the same household, including but not limited to, your spouse, registered domestic partner, parents, grandparents, children, grandchildren, siblings, step-siblings, step-children, step-parents, in-laws (including parents, siblings and children). Immediate Family includes adoptive relationships and any other relationships (whether or not recognized by law) which the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity or appearance of impropriety which the Code is intended to prevent.

“Initial Public Offering” (“IPO”) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before such registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Investment Personnel” of the Trust or of Pacific Heights means: (a) any employee of the Trust or of Pacific Heights (or of any company in a control relationship to the Trust or Pacific Heights) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Portfolio of the Trust; and (b) any natural person who controls the Trust or Pacific Heights and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by a Portfolio of the Trust.

“Non-Reporting Access Person” is any trustee of the Trust who is not an “interested person” of the Trust, within the meaning of Section 2(a)(19) of the 1940 Act (“Independent Trustee”) who does not have access to current information relating to portfolio holdings, securities being purchased or sold or securities being considered for purchase or sale for the Portfolios of the Trust.

“Private Placement” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security. A commodity, such as gold or silver, held or to be acquired by a Portfolio of the Trust, does not fall within the definition of a security.

“Reportable Fund” means: (a) any fund for which Pacific Heights serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or (b) any fund whose investment adviser or principal underwriter controls Pacific Heights, is controlled by Pacific Heights, or is under common control with Pacific Heights.

“Security Held or to be Acquired by a Portfolio of the Trust” means: (a) any Covered Security which, within the most recent fifteen (15) days: (A) is or has been held by a Portfolio of the Trust; or (B) is being or has been considered by the Trust or by Pacific Heights for purchase by a Portfolio of the Trust; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (a) immediately above.

“Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Pacific Heights, or other person who provides investment advice on behalf of Pacific Heights and is subject to the supervision and control of Pacific Heights.

SECTION III

GENERAL PROHIBITIONS

Prohibition against Fraudulent Conduct.    No Access Person shall use any information concerning the investments or investment intentions of the Trust, or the Access Person’s ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Trust. It is unlawful for any Access Person, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by a Portfolio of the Trust:

(a)	To employ any device, scheme or artifice to defraud the Trust;

(b)

To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Trust;

(d)	To engage in any manipulative practice with respect to the Trust;

(e)	To enter into any transaction based on material non-public information, or communicate material non-public information to others in violation of the law; or

(f)

To execute a securities transaction which is intended to result in market manipulation, including but not limited to, a transaction intended to raise, lower or maintain the price of any security or to create a false appearance of active trading.

Undue Influence; Disclosure of Personal Interest.    No Access Person shall cause or attempt to cause the Trust to purchase, sell or hold any security in a manner calculated to create any benefit to the Access Person. No Access Person shall recommend any securities transactions for the Trust without having disclosed the Access Person’s interest, if any, in such securities or the issuer thereof.

Corporate Opportunities.    All Access Persons are prohibited from taking advantage of any opportunity properly belonging to the Trust.

SECTION IV

GIFTS

On occasion, because of their position with the Trust or Pacific Heights, Access Persons may be offered, or may receive without notice, gifts from brokers, vendors or other persons affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permitted. Any such gifts must be declined or returned in order to protect the reputation and integrity of the Trust and Pacific Heights. Access Persons also must not solicit gifts or gratuities. Gifts of a nominal value (no more than $100 a year), and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted; provided that all such gifts or gratuities must be reported quarterly to the CCO. If an Access Person received any gift that may be prohibited under the Code, he or she must inform the CCO.

Access Persons may not personally give any gift with a value in excess of $100 per year to persons associated with securities or financial institutions, including exchanges, other member organizations, commodities firms or news media.

SECTION V

PURCHASING AND SELLING SECURITIES

Except as otherwise specified in the Code, all Access Persons, other than a Non-Reporting Access Person or a member of his or her Immediate Family, shall clear in advance through the CCO any purchase or sale, direct or indirect, of any Covered Security (including shares of any Initial Public Offerings and Private Placements) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

Pre-Clearance Generally.    Prior to acquiring or selling any interest in a Covered Security or any other security that requires pre-approval under the Code for an account in which he or she has a Beneficial Ownership interest, each Access Person (other than a Non-Reporting Access Person or a member of his or her Immediate Family) (on his or her own behalf or on behalf of members of his or her Immediate Family) must submit a trade authorization request form to the CCO for permission to make any trade. The COE Administrator will determine if any Portfolio trades are pending, or if there have been any trades within the black-out periods stated in the paragraph below, and will determine any other restrictions on trading in such security.

If any Portfolio has a pending order in that same security or if the security has been traded in any Portfolio account during the past five (5) business days, or is expected to be traded within the next five (5) business days (such period, a “Restricted Period”), the transaction will not be approved. If the security involved is not currently being traded, has not been traded during the past five (5) business days, and is not expected to be traded by any Portfolio account within the next five (5) business days, the transaction may be approved. If the security proposed to be purchased or sold is an option, clearance will not be granted if the security subject to the option has been traded or is expected to be traded as indicated above. If the security proposed to be traded is a convertible security, clearance will not be granted if either that security or the security into which it is convertible has been traded or is expected to be traded as indicated above. The CCO may refuse to pre-clear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity or an appearance of impropriety.

Trade Authorization.    The CCO shall have final authority and shall sign the form indicating approval or disapproval of each transaction. If approval for a specific transaction is given, unless earlier revoked, that approval is only valid for two trading days after which it is given. All requests, whether approved or denied, will be maintained in that person’s trading file, which is maintained by the COE Administrator. Any transactions by the CCO will be considered by the President of the Trust.

Pre-Clearance of Investments in IPOs and Private Placements.    Access Persons (other than a Non-Reporting Access Person or a member of his or her Immediate Family) must obtain approval from the CCO before directly or indirectly acquiring any Beneficial Ownership of securities in an IPO or Private Placement. Any such investment shall be reported to the Board of Trustees of the Trust (“Board”) at its next regular meeting. An individual who has been granted clearance to acquire securities in an IPO or Private Placement shall disclose such investment if participating in a Portfolio’s subsequent consideration of an investment in the issuer. The Trust’s decision to purchase such securities must be reviewed by the CCO. A subsequent decision by a Portfolio to purchase such a security shall be reported to the Board at its next regular meeting.

Prohibition on Short-Term Trading Profit.    Access Persons (other than a Non-Reporting Access Person or a member of his or her Immediate Family) shall not profit in the purchase or sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Access Persons profiting from short-term transactions shall disgorge any profits realized on such transactions. The CCO will review any such short-term trading by Access Persons and the CCO may allow exceptions when he or she has determined that an exception would be equitable and that no abuse is involved in the trade(s).

SECTION VI

EXCLUSIONS FROM PRE-CLEARANCE REQUIREMENTS

Except as indicated below, the pre-clearance requirements contained in Section V shall not apply to:

(a)	Purchases or sales of Covered Securities in an account over which an Access Person has no direct or indirect influence or control;

(b)	Purchases or sales that are non-volitional on the part of the Access Person, including sales from a margin account pursuant to a bona fide margin call;

(c)

Purchases which are part of an Automatic Investment Plan, including any dividend reinvestment plan (provided, however, that any transaction that overrides a pre-set schedule or allocations of the Automatic Investment Plan must be reported quarterly; provided, further, that sales of securities which have been accumulated in such plan must be reported);

(d)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

(e)

Purchases or sales of a Covered Security when the total value of the transaction is $10,000 or less for an equity security or $25,000 or less in principal amount for a fixed income security (or equivalent), in each case of an issuer with a market capitalization in excess of $5 billion; provided, however, that no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she had or by reason of such transaction acquires Beneficial Ownership if he or she knew, or should have known in the course of fulfilling his or her duties, that the same (or a related) Covered Security has been traded or is expected to be traded by any Portfolio within the Restricted Period. Purchases and sales, as the case may be, in the same security or an equivalent security within thirty (30) days will be aggregated for purposes of determining if the transaction meets the pre-clearance exemption set forth in the preceding sentence;

(f)	Purchases or sales of Portfolio shares; and

(g)	Purchases or sales which receive the prior approval of the Board in light of its determination that, under the circumstances, the purchase or sale will not adversely affect a Portfolio of the Trust.

SECTION VII

REPORTING REQUIREMENTS

Holdings and Transaction Reports

Except as noted in this Section, each Access Person shall make reports to the CCO as set forth below with respect to any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

Exclusions from Reporting

Purchases or sales of Covered Securities in an account over which the Access Person has no direct or indirect influence or control are not subject to the reporting requirements of this Section.

An Access Person need not make a Quarterly Transaction and Account Report with respect to transactions effected pursuant to an Automatic Investment Plan.

A Non-Reporting Access Person need not make:

(a)	An Initial Holdings Report or an Annual Holdings Report as described below; or

(b)

A Quarterly Transaction and Account Report as described below, unless at the time of the transaction in the Covered Security, he or she knew, or in the ordinary course of fulfilling his or her official duties as a Trust trustee should have known that during the fifteen-day (15-day) period immediately before or after the trustee’s transaction in a Covered Security, that a Portfolio of the Trust purchased or sold the Covered Security, or that the Trust or Pacific Heights considered purchasing or selling the Covered Security.

Initial Holdings Report

Each Access Person, other than a Non-Reporting Access Person, shall provide an Initial Holdings Report to the CCO listing all Covered Securities in which the Access Person has a Beneficial Ownership interest. Such an Initial Holdings Report shall be filed no later than ten (10) days after such a person becomes an Access Person and shall contain the following information:

(a)

The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(b)

The name of any broker, dealer or bank with which the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(c)	The date that the report is submitted by the Access Person.

Quarterly Transaction and Account Report

No later than thirty (30) days after the end of a calendar quarter, each Access Person, other than a Non-Reporting Access Person (subject to the exception described above), shall provide a Quarterly Transaction Report to the CCO containing the following information:

(a)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had, or as a result of a transaction acquired, any direct or indirect Beneficial Ownership:

(i)

The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(b)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with which the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

A Quarterly Transaction and Account Report is not required with respect to information contained in broker trade confirmations or account statements held in the Trust’s or Pacific Heights’ records if the CCO receives the confirmation or statements no later than thirty (30) days after the end of the applicable calendar quarter. If no transactions were effected or accounts established during the period covered by the Quarterly Transaction and Account Report, the Access Person shall confirm such fact in writing to the CCO no later than thirty (30) days after the end of the applicable calendar quarter.

Annual Holdings Report

On or before September 1 of each year, each Access Person, other than a Non-Reporting Access Person, shall file an Annual Holdings Report containing the following information (of which such information must be current as of a date no more than forty-five (45) days before the report is submitted):

(a)

The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

(b)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(c)	The date that the report is submitted by the Access Person.

The Annual Holdings Report may be satisfied by confirming annually, in writing, the accuracy of the records maintained by the COE Administrator and recording the date of the confirmation.

Disclaimer

Any report required under this Section may contain a statement that such a report shall not be construed as an admission by the person making such a report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

Annual Certification

The COE Administrator shall furnish a copy of the Code and any amendments to each Access Person and obtain from each such person a written acknowledgement of the receipt thereof. Each Access Person shall provide on an annual basis an executed certificate stating that he or she has read and understood the Code, has complied with the requirements of the Code and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

SECTION VIII

CCO/COE ADMINISTRATOR REVIEWS

The purposes of the Code will be served only if the holdings and transactions reports are reviewed to detect conflicts of interest and abusive practices. Accordingly, the CCO shall:

(a)	review all securities transactions and holdings reports required by the Code and shall document such review by initialing each report;

(b)

compare, on a quarterly basis, a sample of all Access Persons’ transactions in Covered Securities with each Portfolio’s completed portfolio transactions to determine whether a Code violation may have occurred and shall document such review;

(c)	report any violations of the Code, including any action taken as a result thereof, to the Board; and

(d)	annually prepare a written report to the Board as described in Section IX of the Code.

In addition, the COE Administrator shall:

(a)

identify all Access Persons who are required to make these reports, maintain and periodically update a list of such Access Persons, and promptly inform each Access Person of the requirements of the Code;

(b)	ensure that all reports required by the Code are collected;

(c)	maintain a signed acknowledgement by each person who is then an Access Person; and

(d)	ensure that all other records required by Section X of the Code are maintained.

The President of the Trust will review the securities holdings and transaction reports submitted by the CCO.

SECTION IX

BOARD REVIEWS

Board Approval

A majority of the Board, including a majority of the Independent Trustees, shall be required to approve the Code. Any material changes to the Code shall be presented to the Board for its approval at its next regular meeting. In the event the Trust engages another investment adviser or engages a principal underwriter: (a) that is an affiliated person of the Trust or the Trust’s investment adviser; or (b) who has an officer, director, trustee or general partner (or equivalent) who serves as an officer, director, trustee or general partner (or equivalent) of the Trust or the Trust’s investment adviser (“Affiliated Distributor”), the Board must approve the code of ethics of such an organization upon their engagement.

In all cases, the Board must base its approval of a code of ethics, or a material change to a code of ethics, upon a determination that such code of ethics contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of the Rule. The Board shall receive, prior to approving a code or any amendment to a code, a certification from Pacific Heights or any investment adviser or Affiliated Distributor, as applicable, that it has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Annual Issues and Certification Report

The Board’s involvement will not end after the Board’s initial approval of the Code. Continued oversight of the administration of the Code is in the best interest of the Trust’s shareholders because it subjects these policies to independent, objective analysis by the designated “watchdog” for fund shareholders.

Accordingly, the management of the Trust and of Pacific Heights shall provide annually to the Board, on or prior to its third quarterly meeting of each year, a written report (“Annual Issues and Certification Report”) that: (a) describes any issues arising under the Code or the related procedures instituted to prevent violation of the Code since the last report to the Board, including but not limited to, information about material violations of the Code or such procedures and sanctions imposed in response to such violations and significant conflicts of interest, even if the conflicts did not result in a violation of the Code; and (b) certifies to the Board that the Trust and Pacific Heights have adopted procedures reasonably necessary to prevent their Access Persons from violating the Code.

The Board shall, at its third quarterly meeting of each year, examine and consider the Annual Issues and Certification Report carefully and determine if it is necessary to amend the Code or applicable procedures.

In addition to the Annual Issues and Certification Report, all material violations of the Code and any sanctions imposed with respect thereto and any exceptions granted under the Code shall be periodically reported to the Board.

SECTION X

RECORDKEEPING REQUIREMENTS

The Trust and Pacific Heights shall maintain at their principal place of business records in the manner and to the extent set out in this Section X. Such records shall be available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination. Such records shall include:

(a)

A copy of each code of ethics for the Trust and Pacific Heights that is in effect, or at any time within the past five (5) years was in effect, with each such copy being maintained in an easily accessible place;

(b)

A record of any violation of the Code, and of any action taken as a result of the violation, with each such record being maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which such a violation occurs;

(c)

A copy of each report made by an Access Person as required by Section VII of the Code, including any information provided in lieu of such reports, with each such record being maintained for at least five (5) years after the end of the fiscal year in which such a report is made or such information is provided, the first two (2) years of which in an easily accessible place;

(d)

A record of all persons, currently or within the past five (5) years, who are or were required to make reports under Section VII of the Code, or who are or were responsible for reviewing these reports, with each such record being maintained in an easily accessible place;

(e)

A copy of each Annual Issues and Certification Report required by Section IX of the Code, such Report being maintained for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years of which in an easily accessible place; and

(f)

A record of any decision and the reasons supporting the decision, to approve the acquisition of securities in an IPO or a Private Placement shall be preserved for at least five (5) years after the end of the fiscal year in which the approval is granted.

SECTION XI

SANCTIONS

Upon discovering a violation of the Code, the Trust or Pacific Heights may impose such sanctions as they deem appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator. Violations of the prohibitions and restrictions set forth herein, as well as other fraudulent conduct, may also subject such person to the civil and criminal laws and sanctions of federal and state governments.

SECTION XII

DISCLOSURES

The Trust shall file the Code with the Commission as an exhibit to its Registration Statement. The Trust shall also make the disclosures required by Form N-1A concerning the Code in its Statement of Additional Information, which is filed as part of its Registration Statement. Pacific Heights also will make the disclosures required by Form ADV concerning the Code.

ACCESS PERSONS OF

PERMANENT PORTFOLIO FAMILY OF FUNDS

AND

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

PERMANENT PORTFOLIO FAMILY OF FUNDS

BOARD OF TRUSTEES

Non-Reporting Access Persons/Independent Trustees
David P. Bergland
Hugh A. Butler
Roger Doebke

Interested Trustees
Michael J. Cuggino

OFFICERS

Michael J. Cuggino, President

Michael J. Cuggino, Secretary

James H. Andrews, Treasurer

Susan K. Freund, Chief Compliance Officer

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

Michael J. Cuggino, President and Chief Executive Officer

James H. Andrews, Director of Finance

Jan Moeller, Director of Shareholder Services

Jordan C. Clopton, Director of Institutional Sales

Jeannette M. Gough, Director of Administration

Karen A. Fagan, Director of Marketing

Derek D. Hyatt, Senior Investment Analyst

Susan K. Freund, Chief Compliance Officer

Kathryn Kramer Klein, Assistant Director Shareholder Services

Daniel B. Vayner, Institutional Sales Representative

Patrick J. Moeller, Institutional Sales Representative

Donald W. Conway, Institutional Sales Representative

Christine A. Cuggino, Marketing/Administrative Assistant (part-time)

Mary Martina Cronin, Compliance Assistant

Brendan R. Stack, Institutional Sales Representative

As amended September 21, 2015